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                                                                   EXHIBIT 17(E)

                      NOTICE OF MERGER AND APPRAISAL RIGHTS
                          AVAILABLE TO STOCKHOLDERS OF

                               IMO INDUSTRIES INC.

                               IN CONNECTION WITH
                                  THE MERGER OF

                                IMO MERGER CORP.,

                          A WHOLLY OWNED SUBSIDIARY OF

                              II ACQUISITION CORP.,

                                  WITH AND INTO

                               IMO INDUSTRIES INC.

TO THE HOLDERS OF CERTIFICATES
REPRESENTING OR FORMERLY REPRESENTING COMMON STOCK OF
IMO INDUSTRIES INC.:

                  NOTICE IS HEREBY GIVEN pursuant to Section 262(d)(2) of the Delaware General Corporation Law (the "DGCL") that effective on July 2, 1998 (the "Effective Time of the Merger"), Imo Merger Corp., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of II Acquisition Corp., a Delaware corporation ("IIAC"), will be merged (the "Merger") with and into Imo Industries Inc., a Delaware corporation (the "Company"), with the Company as the surviving corporation. The Merger will be effected pursuant to Section 253 of the DGCL when Merger Sub files a Certificate of Ownership and Merger with the Secretary of State of Delaware. Immediately prior to the Merger, Merger Sub will own approximately 92.8% of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of the Company. Under the DGCL, no action will be required by the stockholders of the Company, other than Merger Sub (through its Board of Directors), for the Merger to become effective.

                  As a result of the Merger, the Company will become a wholly-owned subsidiary of IIAC, and, at the Effective Time of the Merger, each of the remaining outstanding Shares of the Company (other than Shares held by Merger Sub and Shares held in the treasury of the Company) will be automatically converted, subject to the appraisal rights described below, into the right to receive $7.05 in cash, without interest, upon surrender of the certificate for such Share to First Chicago Trust Company of New York, as Paying Agent (the "Paying Agent"), as set forth in the enclosed letter of transmittal (the "Letter of Transmittal").
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SURRENDER OF CERTIFICATES

                  The Paying Agent will accept the surrender of certificates formerly representing Shares in exchange for the $7.05 per Share cash payment.

                  TO RECEIVE THE $7.05 PER SHARE CASH PAYMENT FOR ALL OR PART OF A STOCKHOLDER'S SHARES, THE STOCKHOLDER OR A DULY AUTHORIZED REPRESENTATIVE MUST
(A) DELIVER THE ENCLOSED LETTER OF TRANSMITTAL, APPROPRIATELY COMPLETED AND EXECUTED, TO THE PAYING AGENT AND (B) SURRENDER SUCH SHARES BY DELIVERING THE STOCK CERTIFICATE OR CERTIFICATES THAT, PRIOR TO THE MERGER, HAD EVIDENCED SUCH SHARES TO THE PAYING AGENT, ALL AS SET FORTH IN THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS.

                  Each person who does NOT plan to seek an appraisal of all such person's Shares is urged to execute (or, if such person is not the record holder of such Shares, to arrange for such record holder or such holder's duly authorized representative to execute) and mail postage paid or deliver a Letter of Transmittal to the Paying Agent at one of the addresses set forth in the Letter of Transmittal. STOCKHOLDERS SHOULD NOTE THAT SURRENDER TO THE PAYING AGENT OF CERTIFICATE(S) FOR THEIR SHARES MAY CONSTITUTE A WAIVER OF APPRAISAL RIGHTS UNDER THE DGCL.

                  Each Company stockholder should note that the method of delivery of the Letter of Transmittal, stock certificate(s) and all other required documents is at the election and risk of the stockholder. IF THE DECISION IS MADE TO SEND STOCK CERTIFICATE(S) BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATE(S) BE SENT BY REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.


APPRAISAL RIGHTS

                  Notwithstanding the Merger, Shares held by stockholders of the Company who (a) do not execute and return (or cause to be executed and returned) a Letter of Transmittal with respect to such Shares or otherwise surrender such Shares for the $7.05 per Share cash payment, (b) perfect their rights to appraisal of such Shares in accordance with Section 262 of the DGCL ("Section 262") and (c) do not thereafter withdraw their demands for appraisal of such Shares or otherwise lose or waive their appraisal rights, in each case in accordance with the DGCL, shall represent the right to receive from the Company such payment as the holders thereof may be entitled to receive as determined by the Delaware Court of Chancery in an appraisal proceeding.

                  Section 262 provides a procedure by which persons who were stockholders of the Company at the Effective Time of the Merger may seek an appraisal of their Shares in lieu of accepting the $7.05 per Share cash payment. A demand for appraisal must be made in writing by or for the stockholder of record wishing to demand appraisal and must reasonably inform the Company of the identity of the stockholder making the demand for appraisal and that such stockholder intends thereby to demand appraisal of his Shares. In any such appraisal proceeding, the Delaware Court of Chancery would determine the fair value of the Shares, exclusive of any element of value arising from

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the accomplishment or expectation of the Merger. Stockholders should recognize that such appraisal could result in a determination of a value higher or lower than or equivalent to $7.05 per Share. Following such an appraisal proceeding, the Delaware Court of Chancery would direct the Company (as the surviving corporation in the Merger), pursuant to Section 262, to make payment of such fair value of the Shares, together with a fair rate of interest, if any, to the former stockholders entitled thereto who properly demanded appraisal.


APPRAISAL PROCEDURE

                  This Notice of Merger and Appraisal Rights from the Company affords stockholders of the Company the notice required by Section 262(d)(2) of the DGCL. The right to appraisal will be lost unless it is perfected by full and precise satisfaction of the requirements of Section 262, the text of which is set forth in full in APPENDIX A hereto. MERE FAILURE TO EXECUTE AND RETURN A LETTER OF TRANSMITTAL TO THE PAYING AGENT DOES NOT SATISFY THE REQUIREMENTS OF
SECTION 262; RATHER, A SEPARATE WRITTEN DEMAND FOR APPRAISAL MUST BE PROPERLY EXECUTED AND DELIVERED TO THE COMPANY AS DESCRIBED BELOW:


                  A stockholder of the Company who wishes to demand appraisal of his Shares must make a written demand for appraisal ON OR PRIOR TO JUNE 28, 1998 (i.e., within 20 calendar days after the date of mailing of this Notice of Merger and Appraisal Rights). A demand for appraisal should be addressed to the Company at the following address:


                               Imo Industries Inc.
                               1009 Lenox Drive, Building Four West
                               Lawrenceville, New Jersey 08648-0550
                               Attn: Corporate Secretary

                  As provided under Section 262, failure of a stockholder of the Company to make a written demand for appraisal (or a beneficial owner of Shares who fails to cause the record holder of such Shares to demand an appraisal of such Shares) within such time limit will result in the loss of such stockholder's appraisal rights. The written demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate(s) for his Shares. If the Shares are owned of record in a fiduciary or representative capacity, such as by a trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation, execution of the demand must be made in such capacity, and if the Shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

                  A beneficial owner of Shares held in "street name" who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such Shares. Shares held through brokerage firms, banks and other financial

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institutions are frequently deposited with and held of record in the name of a nominee of a central security deposit, such as Cede & Co., Philadep and others. Any beneficial holder desiring appraisal who holds Shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such Shares should instruct such firm, bank or institution that the demand for appraisal may be made by the record holder of the Shares, which may be the nominee of a central security depository if the Shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the Company of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder's intention thereby to demand appraisal of such Shares.

                  Within 120 calendar days after the Effective Time of the Merger, the Company or any former stockholder entitled to appraisal rights under
Section 262 who has complied with the provisions thereof may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares of all such stockholders. The Company is under no obligation, and has no present intention, to file such a petition. Accordingly, any stockholder who wishes to perfect his appraisal rights will be required to initiate all necessary action within the time prescribed in Section 262. At any time within 60 calendar days after the Effective Time of the Merger, any former stockholder who has demanded appraisal has the right to withdraw the demand and accept the consideration offered pursuant to the Merger.


                  Within 120 calendar days after the Effective Time of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed (a) within 10 calendar days after a written request therefor has been received by the Company or (b) by July 8, 1998 (i.e., 10 calendar days after expiration of the period for delivery of demands for appraisal), whichever is later.


                  If a petition for an appraisal is timely filed and a copy thereof is delivered to the Company, the Company will then be obligated within 20 calendar days to provide the Register in Chancery with a duly verified list containing the names and addresses of all former stockholders of the Company who have demanded an appraisal of their Shares and with whom agreements as to the value of their Shares have not been reached by the Company. After notice to such former stockholders, the Court of Chancery is empowered to conduct a hearing on such petition to determine those former stockholders who have complied with
Section 262 and who have become entitled to appraisal rights. The Court of Chancery may require the holders of Shares who have demanded an appraisal for their Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any former stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such former stockholder.

                  After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Supreme Court has stated that "proof

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of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have held that the Section 262 appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

                  The costs of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. The Court may also order that all or a portion of the expenses incurred by any former stockholder in connection with an appraisal, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to be appraised.

                  No former stockholder, whether or not he has duly demanded an appraisal in compliance with Section 262, will, from and after the Effective Time of the Merger, be entitled to vote any Shares for any purpose or be entitled to the payment of dividends or other distributions on any Shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time of the Merger).

                  If any stockholder who demands appraisal of his Shares under
Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, the Shares of such stockholder will, at or after the Effective Time of the Merger, be converted into the right to receive $7.05 in cash per Share, without interest. Such stockholders must follow the procedures set forth in the Letter of Transmittal and accompanying instructions.

                  The foregoing brief summary does not purport to be a complete description of the applicable provisions of Section 262, and is qualified in its entirety by reference to Section 262, which is attached hereto in full as APPENDIX A.


INFORMATION CONCERNING THE COMPANY

                  Prior to the Effective Time of the Merger, the Company was subject to the information reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, was, and, in certain circumstances, is required to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to the Company's business, financial condition and certain other matters. These reports and other information should be available for inspection at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center (Suite 1300), New York, New York 10048; Northwest Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies may also be obtained by mail, upon payment of the Commission's customary fees, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains certain reports and other information regarding registrants that file

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electronically with the Commission. In addition, such information may also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                  For more information concerning the Company and recent transactions, former stockholders are directed in particular to the Company's Annual Report on Form 10-K for the period ended December 31, 1997, copies of which were mailed to such stockholders on or about April 8, 1998, and the Company's Quarterly Report on Form 10-Q for the period ended April 3, 1998. Each such Report shall be deemed to have been incorporated by reference herein, and may be obtained as described in the immediately preceding paragraph.

Date:  June 1, 1998

                                                IMO INDUSTRIES INC.

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                                                                      APPENDIX A


                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS

                  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title, Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                             a. Shares of stock of the corporation surviving or
                  resulting from such merger or consolidation, or depository receipts in respect thereof;

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                             b. Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                             c. Cash in lieu of fractional shares or fractional
                  depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                             d. Any combination of the shares of stock,
                  depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                    (d) Appraisal rights shall be perfected as follows:

                    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this

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         subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                    (2) If the merger or consolidation was approved pursuant to
         Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any

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stockholder who has complied with the requirements of subsections (a) and (d)
hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting ration or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

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          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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